Gail Hoerman-Bivona

Vice President

February 7, 2014

VIA OVERNIGHT COURIER

Mr. Raj Jain

Director of Finance

Innodata Inc.

3 University Plaza

Hackensack, NJ 07601

Re:       Advised Line of Credit Note (as defined below, the “Note”) and related loan documents (“Loan Documents”) entered into by and between JPMorgan Chase Bank, N.A. (“Chase”) and Innodata Inc. (“Innodata”).

Dear Mr. Jain:

Reference is hereby made to that certain Advised Line of Credit Note dated as of June 25, 2012 in the original principal amount of $15,000,000.00 executed by Innodata and delivered to Chase (as modified by that certain Note Modification Agreement dated as of June 27, 2013 and the accompanying letter from Chase dated June 27, 2013 (collectively, the “Modification”); the Modification and the Advised Line of Credit Note are collectively referred to herein as, the “Note”). Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Note.

The Advised Line of Credit Note provides in part that, “… The execution and delivery of this Note by the Borrower and the acceptance by the Bank of this Note shall not be deemed or construed to create any contractual commitment to lend by the Bank to the Borrower. The line of credit is in the form of advances made by the Bank to the Borrower under this Note (“Advances”), each of which shall be made, by the Bank on behalf of the Borrower in the Bank's sole and absolute discretion.”

The Modification provides in Section 12 that, “Bank may refuse to make any loan at any time notwithstanding that no event of default has occurred or exists or that Bank has made loans under the Note under similar circumstances. Bank may, for any reason or no reason at all, refuse to make any loan under the Note. The execution and delivery of this agreement by the Borrower and the acceptance by the Bank of this agreement shall not be deemed or construed to create any contractual commitment by the Bank to lend to the Borrower.”

In accordance with the terms of the Note, Chase has no obligation to Innodata to make any further loans, extensions of credit or other financial accommodations to Innodata under the Note. In that regard, please be advised that Chase does not intend to make any Advances or extensions of credit to Innodata under the Note from and after the date of this letter.

JPMorgan Chase Bank, N.A., 395 North Service Road, Suite 302, Melville, NY 11747

Telephone: 631 755 5084, Facsimile: 631 755 5100

gail.n.hoerman-bivona@chase.com

As you are aware, Chase has requested certain financial information from Innodata to assist in Chase’s analysis of the company’s recent operating results as well as to understand more fully Innodata’s expectation as to operating performance in 2014. As of the date of this letter we have not yet received the following (collectively “Requested Information"):

•	Updated field examination with results satisfactory to Chase;
•	Year-to-date and one month ending November and December 2013 consolidating internal financial statements, similar in form and detail (by legal entity) to those provided for the fiscal quarter ending September 30, 2013 and the one month ending October 31, 2013;
•	Accounts receivable aging for the months ended November 30, 2013 and December 31, 2013;
•	Borrowing base calculation as of December 31, 2013;
•	For any anticipated requests for Advances: (i) timing, (ii) amount, (iii) date of expected repayment, and (iv) source(s) of repayment;
•	Quarterly projection for fiscal year 2014 detailing Innodata's projected operating performance, financial condition and working capital borrowing needs, if any; and
•	Schedule of current projects in-house, including associated revenues for fiscal year 2013; anticipated revenues by project in fiscal year 2014.

Chase will not consider permitting Advances in the future unless and until it has received from Innodata the Requested Information in form and substance satisfactory to Chase in its sole discretion, plus any other documents or information Chase may hereafter request. As stated above, Chase’s decision to permit further extensions of credit shall be completely within its discretion, and it may refuse to make a loan for any reason. A decision to make one or more Advances will not be an indication that any future extensions of credit will be made. Requests for Advances shall be made in accordance with the provisions of the Loan Documents.

Please note that nothing contained herein is intended to be, nor shall it be construed as, a waiver or modification of any of Chase’s rights under the Note and/or the Loan Documents. Furthermore, nothing contained herein shall constitute a waiver of, or otherwise affect, any default or Event of Default that may exist or hereafter arise, or the rights and remedies of Chase relating to any such default or Event of Default. No agreement of any nature shall be binding upon Chase unless and until all necessary bank approvals have been obtained, and such agreement is memorialized in a writing executed by duly authorized representatives of Chase.

Further, the failure of Chase to undertake any action or actions shall not be deemed to constitute a cure or waiver of Chase’s rights and remedies. Chase hereby expressly reserves all of its rights and remedies and confirms that the terms and conditions of the Note and the other Loan Documents remain in full force and effect.

If you have any questions, please do not hesitate to contact the undersigned.

Very truly yours,

JPMorgan Chase Bank, N.A.

By:	/s/ Gail Hoerman-Bivona
Gail Hoerman-Bivona, Authorized Officer

JPMorgan Chase Bank, N.A., 395 North Service Road, Suite 302, Melville, NY 11747

Telephone: 631 755 5084, Facsimile: 631 755 5100

gail.n.hoerman-bivona@chase.com